Exhibit 7.2

February 19, 2010

Via Email, Hand Delivery and Registered Mail

OpenTV Corp.

275 Sacramento Street
San Francisco, California  94111

Attention: Ben Bennett, Chief Executive Officer

and

c/o Equity Trust (BVI) Limited

Palm Grove House

P.O. Box 438, Road Town, Tortola
British Virgin Islands

Re:          Written Instruction pursuant to Section 176(1) of the BVI Business Companies Act, 2004

Gentlemen:

Kudelski SA, Kudelski Interactive Cayman, Ltd. and Kudelski Interactive USA, Inc. (collectively, the “Kudelski Entities”) hereby instruct and direct OpenTV Corp. (“OpenTV”) to redeem all outstanding Class A ordinary shares of OpenTV other than those Class A ordinary shares registered in the name of any of the Kudelski Entities.  This instruction and direction is given pursuant to and in accordance with Section 176(1) of the BVI Business Companies Act, 2004 (as amended).  The Kudelski Entities recommend that OpenTV redeem the Class A ordinary shares for $1.55 per share.

Please acknowledge receipt of this instruction and direction by returning an executed and dated copy hereof by email to Lucien Gani at lucien.gani@nagra.com, with a copy to Francis Wheeler at fwheeler@cooley.com.

Sincerely,

Kudelski SA	Kudelski Interactive Cayman, Ltd.	Kudelski Interactive USA, Inc.

/s/ Lucien Gani	/s/ Lucien Gani	/s/ Lucien Gani
Lucien Gani	Lucien Gani	Lucien Gani
General Counsel and	Director	President and
Head of Legal Affairs		Chief Executive Officer

/s/ Mauro Saladini
Mauro Saladini
Executive Vice President and
Chief Financial Officer

Receipt of this instruction and direction is hereby acknowledged:

OpenTV Corp.

By:	/s/ Ben Bennett

Name: Ben Bennett

Title: Chief Executive Officer

Date: February 19, 2010